Exhibit 10.9

March 13, 2024

Samantha Truex

Dear Sam:

Re:	Severance Agreement

This document sets forth the details relating to your transition from employment with Upstream Bio, Inc. (“Upstream” or “the Company”).

As you know, you and the Company entered into an employment agreement dated October 14, 2021 (the “Employment Agreement”) which, among other things, sets forth the details relating to the ending of your employment. In particular, Section 7(b) of the Employment Agreement states that the Company may terminate your employment with or without Cause upon written notice. Section 8(a) of the Employment Agreement provides that, in the event of the ending of your employment for any reason, the Company shall pay you: (i) the Base Salary that has accrued and to which you are entitled as of the effective date of such termination (the “Separation Date”) and any accrued but unused paid time off through and including the Separation Date, to be paid in accordance with applicable law, and (ii) unreimbursed business expenses for which expenses you have timely submitted appropriate documentation (the payments described in this sentence, the “Accrued Obligations”).

In addition, Section 8(c) of the Employment Agreement states that in the event of a Qualifying Termination and you enter into and comply with a “Severance Agreement” (which shall include a release of all releasable claims, confidentiality, cooperation, and non-disparagement obligations, reaffirmation of your continuing obligations under the Restrictive Covenant Agreement, and an agreement not to compete with the Company for twelve (12) months following the Separation Date, then in addition to the Accrued Obligations, the Company will provide you with certain Severance Benefits. The ending of your employment shall be deemed a Qualifying Termination for purposes of the Employment Agreement and this document is the Severance Agreement referred to in the Employment Agreement.

In addition to the Severance Benefits, as further consideration, the Company’s Board of Directors (the “Board”) has agreed to extend the exercise period with respect to your vested options, all as forth below if you enter into, do not revoke and comply with this Severance Agreement and you cooperate with the Board and Company counsel during the Transition Period and thereafter, but only to the extent your post-employment cooperation is reasonably necessary (the “Cooperation”).

With that background, regardless of whether you enter into this Agreement and take advantage of the Severance Opportunity, the following bulleted terms and obligations apply:

Samantha Truex

•

The Separation Date shall be March 22, 2024, unless you or the Company elect to end it on an earlier date. The actual last date of your employment is the “Separation Date” and the time period between March 13, 2024 and the Separation Date is the “Transition Period”. You will be deemed to have resigned from any director, officer or other position you have with the Company or any Company affiliate, effective as of the Separation Date, and execute any document reasonably requested by the Board or Company counsel to effectuate such resignation(s).

•

During the Transition Period, you should provide only the services for the Company requested by the Board and come to the office only as requested by the Board in a transition plan. It is anticipated that you and the Board will work collaboratively to communicate your departure to the Company employees and other stakeholders and transition your duties and responsibilities during the Transition Period.

•	On the Separation Date, the Company shall pay your salary through the Separation Date.

•

Your eligibility to participate in the Company’s group medical, dental and/or vision plans ceases in accordance with the terms and conditions of those plans. You may elect to continue your existing benefits under such plans in accordance with and subject to the law known as COBRA. You will be provided with information regarding COBRA options separately. Further, if you accept the Severance Opportunity, Section 1(b) of this Agreement will be applicable with respect to your COBRA costs.

•

Your eligibility to participate in the Company’s other employee benefit plans and programs ceases on the Separation Date in accordance with the terms and conditions of each of those benefit plans and programs. Please contact Rachel with your questions about your benefits.

•

The Company granted your stock options in accordance with your employment (the “Equity Grants”). The Equity Grants are partially unvested as of the Separation Date (the “Unvested Options”). The Unvested Options are null and void consistent with the applicable award agreement and the Company’s plan (collectively the “Equity Documents”), provided if you accept this Severance Opportunity Section 1(d) will apply to you August 2023 Stock Option Grant. The vested portion of your Equity Grants (the “Vested Options”) may be exercised in accordance with the Equity Documents. Further, if you accept the Severance Opportunity, Section 1(e) of this Agreement will be applicable with respect to your post-employment exercise period.

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You are obligated to comply with the terms of your Proprietary Rights, Inventions, Noncompetition and Nonsolicitation Agreement which is referred to as Exhibit C to the Employment Agreement (the “Restrictive Covenants Agreement”). The Restrictive Covenants Agreement shall remain in full force and effect in accordance with its terms.

•

You may not dispose of Company property without authorization. On or prior to the Separation Date, and immediately upon request by the Board, you must return to the Company all Company property, including, without limitation, computer equipment and laptops (without deletion or alteration), software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its

Samantha Truex

business or its business relationships (“Company Property”). Please coordinate with Rachel about the return of Company Property. After returning all such property to the Company, you must delete and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property after the Separation Date. If you discover that you continue to retain any such property, you must return it to the Company immediately.

•

You will retain any right to exculpation, contribution, advancement of expenses, defense and indemnification that you may have under the Company’s organizational or governing documents or any separate written indemnification agreement, or as provided under applicable law, and under any applicable insurance policy.

With those understandings, by entering into this Agreement you and the Company agree as follows:

1.	Severance Benefits

Provided you enter into, do not revoke and comply with this Severance Agreement, including the Ongoing Obligations (as defined below), the Company will provide you with the following “Severance Benefits”:

(a)

Severance Pay. Continuation of your Base Salary as of the Separation Date ($494K per annum) for the twelve (12) month period that immediately follows the Separation Date (the ‘‘Salary Continuation Payments,” and such period, the ‘‘Severance Period’’); provided in the event you breach any of the Ongoing Obligations, all payments of the Salary Continuation Payments shall immediately cease provided further the Salary Continuation Payments shall commence on the Company’s first regular payroll day practicable (from a payroll administration perspective) following the later of: (i) the Effective Date of this Agreement, and (ii) the Separation Date.

(b)

COBRA. If elected, continuation of group health plan benefits to the extent authorized by and consistent with 29U.S.C. § 1161 et seq. (commonly known as ‘‘COBRA’’), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Separation Date until the earliest of (i) the end of the Severance Period; (ii) the date you become eligible for health benefits through another employer or (iii) the date you otherwise become ineligible for COBRA;

(c)

Bonus. A payment of your annual target bonus FY 2024 (the ‘‘Final Bonus’’), which is 45% of the Base Salary ($222,300) and shall be paid to you by the Company in a single lump sum along with the first Salary Continuation Payment and shall be subject to applicable deductions and withholdings; and

Samantha Truex

(d)

Pre-Cliff, Pro-Rata Vesting for August, 2023 Option Grant. Notwithstanding anything to the contrary in the Equity Documents, the cliff vesting date with respect to your August, 2023 Option Grant will be waived and you will vest in the August, 2023 Option Grant on a pro rata basis, such that you will vest in 36,458 of the 250,000 options as of the Separation Date. For the avoidance of doubt, the remainder of the August, 2023 Option Grant will be unvested and, along with your other unvested options, will be forfeited on the Separation Date.

(e)

Extended Exercise Period. As additional consideration, the Company will extend the period for you to be able to exercise your Vested Options from 90 days from the Separation Date to twenty four (24) months from the Separation Date (the “Extended Exercise Period”) provided that, and notwithstanding the foregoing, in the event of a change of control/sale event under the Equity Documents, the Extended Exercise Period may be shortened consistent with the provisions of the Equity Documents. You acknowledge that to the extent any such vested stock options are intended to be an “incentive stock option,” such options may no longer qualify as “incentive stock options” under the Internal Revenue Code of 1986, as amended, but instead may convert to a nonqualified stock option, consistent with applicable law. You should consult with your own tax professional if you have any questions regarding the tax treatment of your stock options. If you do not wish to take part in the Extended Exercise Period as part of the Severance Opportunity, you must notify the CEO in writing no later than the Separation Date.

(f)	Legal Fees. The Company will reimburse you for up to $10,000 in legal fees to the extent you incurred such fees in connection with the review of this Agreement and related matters.

2.	Release of Claims

In consideration for, among other terms, the Severance Benefits and the Extended Exercise Period to which you acknowledge you would not be entitled absent this Agreement, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, members, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and ending of your employment with the Company;

•	of wrongful discharge;

•	of breach of contract;

Samantha Truex

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of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act of 1967, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964)

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of wage and hour violations that may be legally waived and released, including, without limitation, all laws and regulations relating to the payment of wages, overtime or any other compensation or benefits

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Claims under the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety, and Massachusetts General Laws Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions);

•	under any other federal or state statute or regulation;

•	of defamation or other torts;

•	of violation of public policy;

•	for wages, bonuses, incentive compensation, vacation pay, garden leave or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, liquidated damages, injunctive relief and attorney’s fees;

provided, however, this release shall not release your rights (i) under this Agreement, (ii) for workers’ compensation benefits or for unemployment benefits to the extent you are otherwise eligible for such benefits, (iii) to vested benefits under any Company employee benefit plan in which you are a participant; and (iv) your rights to indemnification under the Company’s bylaws and to coverage under the Company’s insurance policies, in accordance with the Company’s by-laws and insurance policies.

You acknowledge and represent that, except as expressly provided in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you. You specifically represent that you are not due to receive any payments or benefits from the Company other than as set forth herein.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

Samantha Truex

3.	Ongoing Obligations

You reaffirm your obligations set forth in the Restrictive Covenants Agreement, the terms of which are incorporated by reference as material terms of this Agreement and which, along with the Cooperation and Sections 4 (Noncompetition), 5 (Non-Disparagement), 6 (Return of Property) are referred to herein as the “Ongoing Obligations”.

4.	Noncompetition.

You agree that during the twelve (12) months period immediately following the Separation Date, you shall not, directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the United States or in any other country in the world, engage or otherwise participate in any business that is, in whole or in part, engaged in, or actively preparing to be engaged in, the Business. For purposes of this Agreement: ‘‘Business’’ shall mean, as of the Separation Date, the targeting of thymic stromal lymphopoietin (“TSLP”) signaling with any therapeutic modality. This Section 4 is supplemental to the Restrictive Covenant Agreement.

5.	Non-disparagement

Subject to Section 7 of this Agreement, you agree not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Company or any of its affiliates or its or their services, current or former officers, directors, shareholders, employees, members, partners, managers or agents that would likely affect any of their personal or professional reputations or interests. For its part, the Company will instruct its current members of the Board as well as the Chief Medical Officer (CMO) and Chief Business Officer (CBO) not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) about you, provided nothing herein shall affect the ability of the Board or its CEO, CMO or CBO to freely communicate about business-related issues.

6.	Return of Property

On or before the Separation Date, and immediately upon request by the Company, you agree to return to the Company the Company Property.

7.	Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement, any other agreement with the Company, or any Company policy or code limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) engage in activities protected by Section 7 of the National Labor Relations Act; and (iv) testify truthfully in a legal proceeding. Any such communications and disclosures must be consistent with

Samantha Truex

applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation.

8.	Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that the Company has advised you to discuss all aspects of this Agreement with an attorney, that you have carefully read and fully understand all the provisions of this Agreement and that you are voluntarily entering into this Agreement.

9.	Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company other than those set forth in this Agreement.

10.	Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Restrictive Covenants Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then: (i) such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties and (ii) the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.	Waiver; Amendment

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

12.	Enforcement

You and the Company hereby agree that the federal and state courts in Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

Samantha Truex

13.	Relief

If you breach any of the provisions under this Agreement (including, without limitation, any Ongoing Obligations, in addition to any other legal or equitable remedies it may have for such material breach, including for damages and equitable relief, the Company shall have the right to terminate its payments to you or for your benefit under this Agreement, and/or to seek recovery of any previously paid payments to you or for your benefit under this Agreement. Such actions in the event of your material breach will not affect your continuing obligations under this Agreement.

14.	Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles. In the event of any dispute, the parties intend this Agreement to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

15.	Entire Agreement

This Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, provided that the Restrictive Covenants Agreement (subject to the waiver of Section 8(c)) and the Equity Documents shall remain in effect.

16.	Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement are stated in gross amounts and shall be paid in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

17.	Effective Date

You understand and acknowledge that you have been given the opportunity, if you so desire, to consider this Agreement for up to twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”) and you and the Company agree that the changes made to this Agreement did not restart or otherwise effect the original Consideration Period. In signing this Agreement, you acknowledge that you have knowingly and voluntarily entered into this Agreement. To accept this Agreement, you must return a signed version of this Agreement via DocuSign so that it is received on or before the expiration of the Consideration Period, provided

Samantha Truex

if you materially breach any of the conditions of the Agreement within the Consideration Period, the offer of this Agreement may be withdrawn and your execution of the Agreement will not be valid. For the period of seven (7) business days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned (the “Revocation Period”). This Agreement shall not become effective or enforceable during the Revocation Period. This Agreement shall become effective on the first business day following the expiration of the Revocation Period (the “Effective Date”). You acknowledge that you been advised by the Company to review this Agreement with counsel before entering it. Any changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period.

18.	Counterparts

This Agreement may be executed in any number of counterparts. Please indicate your agreement to the terms of this Agreement by signing and returning to me the entire, unmodified Agreement within the applicable time period set forth above. PDF, DocuSign and facsimile signatures shall have the same legal effect as originals.

Samantha Truex

Sincerely,

UPSTREAM THERAPEUTICS, INC.

By:	/s/ Ronald C. Renaud, Jr.	March 20, 2024
Name:	Ronald C. Renaud, Jr.	Date
Title:	Member, Board of Directors

By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

By:	/s/ Samantha Truex	March 20, 2024
Name:	Samantha Truex	Date